Exhibit 10.13

AMENDMENT ONE

TO

ASSET PURCHASE AGREEMENT

This Amendment One to the Asset Purchase Agreement dated October 19, 2017 (“Agreement”) is made and entered into as of December 22, 2017 (“Effective Date”), among Prism Technologies Group, Inc. and Amorphous Technologies International, Inc.

Pursuant to Section 9.3 of the Asset Purchase Agreement, the Parties hereby amend the Agreement as follows:

1.	The definition of Minimum Funding Requirement in Section 1.1 is deleted in its entirety and replaced with the following:

“Minimum Funding Requirement” means a binding commitment, subject only to the parties’ respective Rights to Unwind, by one or more Persons to invest, in the aggregate, not less than $500,000 by March 31, 2018, provided that the Minimum Funding Requirement may be satisfied by monthly installments agreed to in writing by the Parties.

2.	Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

Section 2.4. Seller’s Right to Unwind the Transaction. If the Minimum Funding Requirement, including any monthly installments agreed to by the parties, is not achieved, other than by reason of a material breach of this Agreement by Seller, then Seller, at its option, shall have the right to unwind the transactions contemplated by this Agreement (the “Right to Unwind”) in accordance with Section 2.6. Seller’s Right to Unwind will expire on the tenth business day following the date that the Minimum Funding Requirement, or a monthly installment, is not achieved.

Prism Technologies Group, Inc. (“Seller”)	Amorphous Technologies International, Inc. (“Purchaser”)
By: /s/ L. Eric Loewe	By: /s/ Ricardo A. Salas
Date: December 22, 2017	Date:_December 22, 2017